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                                                  RULE NO. 424(b)(3)
                                                  REGISTRATION NOS. 333-18533
                                                                    333-18533-01
PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED MARCH 6, 1997

                                 $100,000,000
                  NATIONWIDE FINANCIAL SERVICES CAPITAL TRUST
                           7.899% Capital Securities

               (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                      NATIONWIDE FINANCIAL SERVICES, INC.

                                  -----------


  The information set forth in this Prospectus Supplement replaces certain information appearing on pages 101, 115 and 116 of the Prospectus, as set forth below.

Page 101: The first line of the fifth paragraph in the section entitled "Description of the Capital Securities--Distributions" reads as follows:

  "Distributions on the Capital Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be the fifteenth day of the month immediately preceding the month in which the relevant payment date falls."

Pages 115-116: The first line of the first paragraph in the section entitled "Description of the Junior Subordinated Debentures--Interest" reads as follows:

  "Each Junior Subordinated Debenture will bear interest at the rate of 7.899% per annum from the original date of issuance, payable semi-annually in arrears on March 1 and September 1 (each, an "Interest Payment Date"), commencing September 1, 1997, to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the fifteenth day of the month immediately preceding the month in which the Interest Payment Date occurs."

March 10, 1997